Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (hereinafter referred to as the “Agreement”) has been entered into this 16th day of February 2012, by and between Identive Group, Inc., a company incorporated under the laws of the State of Delaware and having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705 (hereinafter, together with all companies directly and indirectly controlled by it, referred to as the “Company”) and Manfred Mueller, an individual being resident at Milanstrasse 14, 80435 Landshut, Germany (hereinafter referred to as the “Executive”). This Agreement and amends and restates, in its entirety, that certain Employment Agreement, effective as of April 1, 2010, by and between the Company and the Executive.

     The Executive has been appointed Executive Vice President & Chief Operating Officer, Identification Products, of the Company and is part of its top management team with expected contributions to the management and operations of the Company’s Identification Products business and the overall direction of the Company.

1. POSITION AND RESPONSIBILITIES

     Executive shall serve the Company in the capacity of Executive Vice President & Chief Operating Officer, Identification Products, and shall report directly to the Chief Executive Officer or such other individual or individuals as the Company may determine from time to time. Executive shall fully and faithfully perform such duties and exercise such powers as are incidental to such position as an executive in connection with the business of the Company. Executive shall be an officer of the Company and part of its top management team with expected contribution to the overall direction of the Company. Executive shall devote his full attention by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the interests of the business and projects of the Company.

     The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours.

     The Executive shall be normally based in the offices of the Identive GmbH in Ismaning, Germany; however the Company will cover all of the Executive’s reasonable travel and communication costs to the Company’s other offices.

     The Executive agrees to travel on the Company’s business as may be required for the proper performance of his duties under this Agreement.

2.	COMPENSATION

(a) Fixed Salary. During the term of this Agreement, Executive shall be paid an amount of EUR 200,000 per year, payable in 12 equal monthly instalments, as fixed salary, less the Executive’s share of social costs as may be imposed from time to time under applicable law.

     (b) Bonus. For services rendered during the term of this Agreement, Executive shall be entitled to receive an annual bonus (hereinafter referred to as the “Bonus”) in accordance with guidelines for core management executives in the Identive 2011 Incentive Compensation Plan or any successor plan as in effect from time to time (the “Bonus Plan”) that sets forth eligibility criteria for an annual Bonus of up to a maximum of 200% of fixed salary. The actual amount of the Bonus, if any, as well as the timing, measurements, and criteria for earning and for and timing of payment shall be determined by the Compensation Committee in accordance with the Bonus Plan. Any shares of the Company’s common stock issuable in connection with the Bonus will be subject to a twenty-four (24) month lock-up unless otherwise determined by the Compensation Committee. The Executive acknowledges that the structure of the Bonus may be adjusted, as the Company deems appropriate in its sole discretion, to comply with applicable stock exchange requirements and other considerations, including the laws of Germany and the requirements of the NASDAQ Stock Exchange and the Frankfurt Stock Exchange.

     (c) Break-up Fee. Any and all requirement heretofore imposed on the Executive to repay to the Company the Break-up Fee previously paid to Executive pursuant to the terms of that certain Termination Agreement and Release, dated April 1, 2010, is hereby waived in full.

3.	BENEFITS, PERQUISITES AND BUSINESS EXPENSES

(a) Executive shall be entitled to participate in any equity incentive plan of the

Company on such terms as may be determined by the Chairman, the Compensation Committee or the Board of Directors of the Company.

     (b) Executive shall be entitled to be reimbursed for all reasonable expenses, including travel, incurred in connection with the conduct of the business of the Company pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures.

     (c) The Company shall provide the Executive with customary benefits which are subject to change from time to time at the discretion of the Company.

     (d) Executive shall be entitled to five (5) weeks of paid vacation per annum in addition to all local holidays.

     (e) The Company shall provide the Executive with a Company car in accordance with its Company car policy which may also be used privately. By mutual agreement, the Executive may receive a respective car allowance in lieu of a company car according to the Company’s car policy as in force from time to time.

4.	TERM; TERMINATION

(a) Term. The initial term of this Agreement shall commence on April 1, 2012 and continue for an initial period of 36 months (the “Initial Term”), which term may be extended for an additional 24-month period by the mutual consent of the parties hereto prior to the expiration of the Initial Term.

     (b) Termination by the Company or Executive Without Cause. Each of the Company and the Executive shall be entitled to terminate this Agreement at any time without cause by giving the other party twelve (12) months prior written notice of the termination but the Company shall be required to continue to pay the Executive’s monthly fixed salary and the bonus payments pro rata until the end of the notice period.

     (c) Termination by the Company for Cause. The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly fixed salary, fee or any other payments by the Company to the Executive. For purposes of this paragraph 4(c), “cause” shall include, without limitation, the following circumstances:

     (i) The Executive has been convicted of a criminal offence involving moral turpitude or unjust enrichment at the expense of the Company.

     (ii) The Executive, in carrying out his duties hereunder, (A) has been wilfully and grossly negligent, or (B) has committed wilful and gross misconduct or, (C) has failed to comply with a lawful instruction or directive from the Chairman or CEO of the Company and which is not otherwise cured within thirty (30) days of notice of such breach,

     (iii) The Executive has breached a material term of this Agreement, which is not cured within ninety (90) days.

     Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

     (d) Effect of Termination. The Executive agrees that, upon termination of this Agreement for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

     (e) Survival of Terms. It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 7 and 8 of this Agreement, all of which shall remain and continue in full force and effect.

5.	CONFIDENTIAL INFORMATION

(a) The Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of three (3) years thereafter, to any person not employed by the Company or by any subsidiary or affiliate of the Company or not engaged to render services to the Company or to any such subsidiary or affiliate, any trade secrets or confidential information of or relating to the Company or any of its subsidiaries or affiliates obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information that is known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Executive or information authorized to be disclosed by the Chairman, CEO or CFO of the Company.

     (b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, without the prior written consent of the Chairman, CEO or CFO of the Company, any drawing, blueprint, specification, customer lists, report or other document, financial or otherwise, belonging or relating to the Company or any of its subsidiaries or affiliates.

6.	NON-COMPETITION, NON-SOLICITATION

(a) The Executive agrees that during the period of this Agreement, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any of its subsidiaries or affiliates. Executive agrees that the duration and scope of such agreement are reasonable obligations and Executive agrees to abide thereby. In addition, Executive agrees that during the period of this Agreement and for twelve (12) months thereafter, the Executive shall not solicit any business, customer, employee or consultant of the Company or any of its affiliates.

     (b) During the term of this Agreement, the Executive undertakes to seek the prior written approval of the Chairman, CEO or CFO of the Company before accepting any board or advisory positions with third parties.

7. NOTICES

     Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated in the preamble of this Agreement or at such other address as the parties may have specified by similar notice.

     Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

8. ASSIGNMENT

     The rights and obligations of the Company under this Agreement shall be assignable, in whole or in part, to Identive GmbH, a wholly owned subsidiary of the Company (the “Permitted Assignment”). With the exception of the Permitted Assignment, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9. APPLICABLE LAW

     This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of Delaware, without regard to conflicts of law principles; provided, however, that upon any assignment of this Agreement pursuant to paragraph 8 above, this Agreement as so assigned shall be governed by and construed in accordance with the laws of Germany. This Agreement has been drafted in English. In case of contradictions between the English version and a version prepared in any other language, the English version shall prevail.

10. ARBITRATION

     In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered in accordance with the provisions of the UNCITRAL Arbitration Rules as then in force and effect. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in the city of Munich, Germany, with one arbitrator selected by mutual agreement of the parties and with each party bearing its own costs.

11. AMENDMENT OR MODIFICATION; WAIVER

     No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

12. ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

13. COUNTERPARTS AND SIGNATURES.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature (including signature in Adobe PDF or similar format).

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     In witness hereof, the parties hereto have duly executed this Agreement on the date first above written.

IDENTIVE GROUP, INC.

EXECUTIVE

By: /s/ Ayman S. Ashour	/s/ Manfred Mueller

Name: Ayman S. Ashour	Name: Manfred Mueller
Title: CEO and Chairman of the Board